Exhibit 99.1

Contact:

Investors:	Media:
888-969-7879	888-969-7879
IR@travere.com	mediarelations@travere.com

Travere Therapeutics Reports Third Quarter 2024 Financial Results

FILSPARI® (sparsentan) received full FDA approval as the only non-immunosuppressive treatment that significantly slows kidney function decline in IgAN
Type C meeting scheduled with FDA to discuss potential sNDA submission for FILSPARI in FSGS
sNDA requesting modification of liver monitoring for FILSPARI submitted to FDA
Net product sales of FILSPARI totaled $35.6 million for the third quarter of 2024; 505 new PSFs received in the period
Total revenue for the third quarter of 2024 was $62.9 million, including net product sales of $61.0 million

SAN DIEGO, October 31, 2024 – Travere Therapeutics, Inc., (NASDAQ: TVTX) today reported its third quarter 2024 financial results and provided a corporate update.
“Our performance in the third quarter was exceptional. FILSPARI received full approval as the only medicine that can provide superior preservation of kidney function and replace current standard of care in IgAN, and our commercial team delivered strong growth in sales of FILSPARI in the U.S. Additionally, I am pleased to report that in the weeks since full approval we have seen a meaningful increase in demand, supporting our expectation that the broader label granted upon full approval coupled with the recent draft KDIGO guidelines will strengthen FILSPARI’s growth,” said Eric Dube, Ph.D., president and chief executive officer of Travere Therapeutics. “As we look ahead, we are very well-positioned to further accelerate our growth with FILSPARI. At ASN Kidney Week, we illustrated the potential benefits of using FILSPARI as a first-line treatment, and presented data in combination with other therapies. Our European partner CSL Vifor has launched FILSPARI commercially in the first EU countries. And following the recent PARASOL group recommendation of a proteinuria-based clinical trial endpoint for FSGS, we have scheduled a meeting with the FDA to discuss a potential path forward for FILSPARI in FSGS.”
Financial Results for Continuing Operations for the Quarter Ended September 30, 2024
The following financial results discussion compares Travere’s continuing operations. All periods unless otherwise specified have been adjusted to exclude discontinued operations related to the divestiture of the bile acid product portfolio completed on August 31, 2023.
Net product sales for the third quarter of 2024 were $61.0 million, compared to $33.9 million for the same period in 2023. The increase is attributable to sales from the ongoing commercial launch of FILSPARI.
Research and development (R&D) expenses for the third quarter of 2024 were $51.7 million, compared to $60.6 million for the same period in 2023. For the nine months ended September 30, 2024, R&D expenses were $155.4 million, compared to $185.2 million for the same period in 2023. The decrease is largely attributable to previously announced restructuring initiatives and a decline in costs associated with the development of sparsentan as the Phase 3 programs advance towards completion. On a non-GAAP adjusted basis, R&D expenses were $48.4 million for the third quarter of 2024, compared to $53.8 million for the same period in 2023.
Selling, general, and administrative (SG&A) expenses for the third quarter of 2024 were $65.6 million, compared to $67.8 million for the same period in 2023. For the nine months ended September 30, 2024, SG&A expenses were $194.6 million, compared to $202.0 million for the same period in 2023. The decrease is primarily driven by the previously announced restructuring and other cost saving initiatives. On a non-GAAP adjusted basis, SG&A expenses were $49.7 million for the third quarter of 2024, compared to $51.8 million for the same period in 2023.
Total other income, net, for the third quarter of 2024 was $1.3 million, compared to total other income, net, of $3.4 million for the same period in 2023. The difference is largely attributable to a decrease in interest income during the period.
Net loss including discontinued operations for the third quarter of 2024 was $54.8 million, or $0.70 per basic share, compared to a net income of $150.7 million, or $1.97 per basic share for the same period in 2023. For the nine months ended September 30, 2024, net loss including discontinued operations was $261.3 million, compared to $21.2 million for the same period in 2023. On a non-GAAP adjusted basis, net loss including discontinued operations for the third quarter of 2024 was $35.6 million, or $0.46 per basic share, compared to a net income of $173.5 million, or $2.27 per basic share for the same period in 2023.
As of September 30, 2024, the Company had cash, cash equivalents, and marketable securities of $277.4 million.

Program Updates
FILSPARI® (sparsentan) – IgA Nephropathy (IgAN)
•On September 5, 2024, the U.S. Food and Drug Administration (FDA) granted full approval to FILSPARI to slow kidney function decline in adults with primary IgAN who are at risk of disease progression. The expanded indication made FILSPARI available to patients with IgAN at risk of progression and the updated label includes data showing superior long-term durable benefit on proteinuria and kidney function preservation that accrued over two years when compared to 300 mg of the active comparator irbesartan.
•Commercial progress in the ongoing launch has resulted in:
▪505 new patient start forms (PSFs) received in the third quarter of 2024; a total of 2,989 PSFs have been received since launch in February of 2023.
▪Net product sales of $35.6 million for the third quarter; year-to-date FILSPARI net product sales total $82.6 million.
•The Company has submitted a supplemental New Drug Application (sNDA) requesting a modification to the frequency of liver monitoring for FILSPARI.
•In connection with full approval and an expanded indication, the FDA granted an additional term of Orphan Drug Exclusivity for FILSPARI in IgAN expiring in September 2031.
•In August 2024, Kidney Disease Improving Global Outcomes (KDIGO) published its draft guidelines for IgAN, recommending FILSPARI as a foundational kidney-targeted therapy and lowering the targeted proteinuria level for all IgAN patients to under 0.5 g/day or ideally complete remission (under 0.3 g/day).
•At ASN Kidney Week (October 23 – 27), the Company presented 9 abstracts on FILSPARI in IgAN, including:
◦An analysis from the PROTECT Study examining the clinical benefit of FILSPARI in IgAN regardless of participants’ baseline proteinuria demonstrating that treatment with FILSPARI reduced proteinuria and preserved kidney function in patients with lower ranges of proteinuria (<1.0 g/g); and patient-reported outcomes from PROTECT suggesting that patients receiving FILSPARI had less burden of kidney disease over time and trend toward improved health-related quality of life compared with maximally dosed irbesartan.
◦Data from a pre-specified interim analysis of the SPARTAN Study demonstrating that as a first-line treatment in patients newly diagnosed with IgAN, FILSPARI delivered a rapid and sustained reduction in proteinuria of approximately 70% from baseline over 24 weeks and was generally well tolerated. In addition, nearly 60% of patients achieved complete remission at any point of time during the treatment period. Throughout the 24 weeks, estimated glomerular filtration rate was stable.
◦Interim data from the SPARTACUS Study demonstrating that FILSPARI when added to stable SGLT2 inhibitors was generally well tolerated and at 24 weeks approximately one-third of patients had their proteinuria reduced by at least 50% after the addition of FILSPARI. The Company also presented new combination data from the ongoing PROTECT open label extension, and real-world clinical experience of FILSPARI in IgAN demonstrating FILSPARI induced further proteinuria reduction and showed favorable safety and additive efficacy results when used in combination with SGLT2 inhibitors or steroids.
•In the third quarter, the Company’s commercial partner CSL Vifor launched FILSPARI in Germany and Austria, and recently received temporary marketing approval in Switzerland.
Sparsentan – Focal Segmental Glomerulosclerosis (FSGS)
•The Company has scheduled a Type C meeting with FDA to discuss a potential regulatory pathway for a sparsentan FSGS indication. The Company expects to provide an update on the FSGS program by its fourth quarter 2024 earnings call.
•At ASN Kidney Week 2024, the Company presented two abstracts illustrating the potential benefit of sparsentan in patients with FSGS.
◦A late-breaking presentation in patients with genetic FSGS, a small subgroup of patients that are often resistant to treatment, with results that demonstrated a rapid and sustained proteinuria reduction, including some patients who achieved complete remission and long-term kidney health benefits.
◦Patient-reported outcomes from the DUPLEX Study suggesting health-related quality of life with sparsentan was stable over the two-year treatment period.
Pegtibatinase (TVT-058) – Classical Homocystinuria (HCU)
•In September 2024, the Company announced a voluntary pause of enrollment in the Phase 3 HARMONY Study of pegtibatinase to allow for necessary process improvements in manufacturing scale-up to support commercial scale manufacturing as well as full enrollment in the HARMONY Study.
•Currently enrolled patients will be able to continue uninterrupted on study medication for the duration of the trials they are participating in.
•The Company expects to further evaluate the necessary commercial process improvements to enable the continuation of the Phase 3 program and anticipates the earliest date to restart enrollment in the Phase 3 HARMONY Study will be in 2026.

Conference Call Information
Travere Therapeutics will host a conference call and webcast today, October 31, 2024, at 8:30 a.m. ET to discuss company updates as well as third quarter 2024 financial results. To participate in the conference call, dial +1 (888) 394 8218 (U.S.) or +1 (323) 994-2093 (International), confirmation code 1616163 shortly before 8:30 a.m. ET. The webcast can be accessed on the Investor page of Travere’s website at ir.travere.com/events-presentations. Following the live webcast, an archived version of the call will be available for 30 days on the Company’s website.
Use of Non-GAAP Financial Measures
To supplement Travere’s financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP adjusted financial measures in this press release and the accompanying tables. The Company believes that these non-GAAP financial measures are helpful in understanding its past financial performance and potential future results. They are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with the consolidated financial statements prepared in accordance with GAAP. Travere’s management regularly uses these supplemental non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Travere believes that the use of these non-GAAP measures enhances the ability of investors to compare its results from period to period and allows for greater transparency with respect to key financial metrics the Company uses in making operating decisions.
Investors should note that these non-GAAP financial measures are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Investors should also note that these non-GAAP financial measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. In addition, from time to time in the future the Company may exclude other items, or cease to exclude items that it has historically excluded, for purposes of its non-GAAP financial measures; because of the non-standardized definitions, the non-GAAP financial measures as used by the Company in this press release and the accompanying tables may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by the Company’s competitors and other companies.
As used in this press release, (i) the historical non-GAAP net loss measures exclude from GAAP net loss, as applicable, stock-based compensation expense, amortization and depreciation expense, and income tax; (ii) the historical non-GAAP SG&A expense measures exclude from GAAP SG&A expenses, as applicable, stock-based compensation expense, and amortization and depreciation expense; (iii) the historical non-GAAP R&D expense measures exclude from GAAP R&D expenses, as applicable, stock-based compensation expense, and amortization and depreciation expense.
About Travere Therapeutics
At Travere Therapeutics, we are in rare for life. We are a biopharmaceutical company that comes together every day to help patients, families and caregivers of all backgrounds as they navigate life with a rare disease. On this path, we know the need for treatment options is urgent – that is why our global team works with the rare disease community to identify, develop and deliver life-changing therapies. In pursuit of this mission, we continuously seek to understand the diverse perspectives of rare patients and to courageously forge new paths to make a difference in their lives and provide hope – today and tomorrow. For more information, visit travere.com.
FILSPARI® (sparsentan) U.S. Indication
FILSPARI (sparsentan) is indicated to slow kidney function decline in adults with primary immunoglobulin A nephropathy (IgAN) who are at risk for disease progression.
IMPORTANT SAFETY INFORMATION
BOXED WARNING: HEPATOTOXICITY AND EMBRYO-FETAL TOXICITY
Because of the risks of hepatotoxicity and birth defects, FILSPARI is available only through a restricted program called the FILSPARI REMS. Under the FILSPARI REMS, prescribers, patients and pharmacies must enroll in the program.
Hepatotoxicity
Some Endothelin Receptor Antagonists (ERAs) have caused elevations of aminotransferases, hepatotoxicity, and liver failure. In clinical studies, elevations in aminotransferases (ALT or AST) of at least 3-times the Upper Limit of Normal (ULN) have been observed in up to 3.5% of FILSPARI-treated patients, including cases confirmed with rechallenge.
Measure transaminases and bilirubin before initiating treatment and monthly for the first 12 months, and then every 3 months during treatment. Interrupt treatment and closely monitor patients who develop aminotransferase elevations more than 3x ULN.
FILSPARI should generally be avoided in patients with elevated aminotransferases (>3x ULN) at baseline because monitoring for hepatotoxicity may be more difficult and these patients may be at increased risk for serious hepatotoxicity.
Embryo-Fetal Toxicity
FILSPARI can cause major birth defects if used by pregnant patients based on animal data. Therefore, pregnancy testing is required before the initiation of treatment, during treatment and one month after discontinuation of treatment with FILSPARI. Patients who can become pregnant must use effective contraception before the initiation of treatment, during treatment, and for one month after discontinuation of treatment with FILSPARI.
Contraindications
FILSPARI is contraindicated in patients who are pregnant. Do not coadminister FILSPARI with angiotensin receptor blockers (ARBs), ERAs, or aliskiren.

Warnings and Precautions
•Hepatotoxicity: Elevations in ALT or AST of at least 3-fold ULN have been observed in up to 3.5% of FILSPARI-treated patients, including cases confirmed with rechallenge. While no concurrent elevations in bilirubin >2-times ULN or cases of liver failure were observed in FILSPARI-treated patients, some ERAs have caused elevations of aminotransferases, hepatotoxicity, and liver failure. To reduce the risk of potential serious hepatotoxicity, measure serum aminotransferase levels and total bilirubin prior to initiation of treatment and monthly for the first 12 months, then every 3 months during treatment.
Advise patients with symptoms suggesting hepatotoxicity (nausea, vomiting, right upper quadrant pain, fatigue, anorexia, jaundice, dark urine, fever, or itching) to immediately stop treatment with FILSPARI and seek medical attention. If aminotransferase levels are abnormal at any time during treatment, interrupt FILSPARI and monitor as recommended.
Consider re-initiation of FILSPARI only when hepatic enzyme levels and bilirubin return to pretreatment values and only in patients who have not experienced clinical symptoms of hepatotoxicity. Avoid initiation of FILSPARI in patients with elevated aminotransferases (>3x ULN) prior to drug initiation because monitoring hepatotoxicity in these patients may be more difficult and these patients may be at increased risk for serious hepatotoxicity.
•Embryo-Fetal Toxicity: FILSPARI can cause fetal harm when administered to a pregnant patient and is contraindicated during pregnancy. Advise patients who can become pregnant of the potential risk to a fetus. Obtain a pregnancy test prior to initiation of treatment with FILSPARI, monthly during treatment, and one month after discontinuation of treatment. Advise patients who can become pregnant to use effective contraception prior to initiation of treatment, during treatment, and for one month after discontinuation of treatment with FILSPARI.
•FILSPARI REMS: Due to the risk of hepatotoxicity and embryo-fetal toxicity, FILSPARI is available only through a restricted program called the FILSPARI REMS. Prescribers, patients, and pharmacies must be enrolled in the REMS program and comply with all requirements (www.filsparirems.com).
•Hypotension: Hypotension has been observed in patients treated with ARBs and ERAs. There was a greater incidence of hypotension-associated adverse events, some serious, including dizziness, in patients treated with FILSPARI compared to irbesartan. In patients at risk for hypotension, consider eliminating or adjusting other antihypertensive medications and maintaining appropriate volume status. If hypotension develops, despite elimination or reduction of other antihypertensive medications, consider a dose reduction or dose interruption of FILSPARI. A transient hypotensive response is not a contraindication to further dosing of FILSPARI, which can be given once blood pressure has stabilized.
•Acute Kidney Injury: Monitor kidney function periodically. Drugs that inhibit the renin-angiotensin system (RAS) can cause kidney injury. Patients whose kidney function may depend in part on the activity of the RAS (e.g., patients with renal artery stenosis, chronic kidney disease, severe congestive heart failure, or volume depletion) may be at particular risk of developing acute kidney injury on FILSPARI. Consider withholding or discontinuing therapy in patients who develop a clinically significant decrease in kidney function while on FILSPARI.
•Hyperkalemia: Monitor serum potassium periodically and treat appropriately. Patients with advanced kidney disease, taking concomitant potassium-increasing drugs (e.g., potassium supplements, potassium-sparing diuretics), or using potassium-containing salt substitutes are at increased risk for developing hyperkalemia. Dosage reduction or discontinuation of FILSPARI may be required.
•Fluid Retention: Fluid retention may occur with ERAs, and has been observed in clinical studies with FILSPARI. FILSPARI has not been evaluated in patients with heart failure. If clinically significant fluid retention develops, evaluate the patient to determine the cause and the potential need to initiate or modify the dose of diuretic treatment then consider modifying the dose of FILSPARI.
Most common adverse reactions
The most common adverse reactions (≥5%) are hyperkalemia, hypotension (including orthostatic hypotension), peripheral edema, dizziness, anemia, and acute kidney injury.
Drug interactions
•Renin-Angiotensin System (RAS) Inhibitors and ERAs: Do not coadminister FILSPARI with ARBs, ERAs, or aliskiren due to increased risks of hypotension, syncope, hyperkalemia, and changes in renal function (including acute renal failure).
•Strong and Moderate CYP3A Inhibitors: Avoid concomitant use of FILSPARI with strong CYP3A inhibitors. If a strong CYP3A inhibitor cannot be avoided, interrupt FILSPARI treatment. When resuming treatment with FILSPARI, consider dose titration. Monitor blood pressure, serum potassium, edema, and kidney function regularly when used concomitantly with moderate CYP3A inhibitors. Concomitant use with a strong CYP3A inhibitor increases sparsentan exposure which may increase the risk of FILSPARI adverse reactions.
•Strong CYP3A Inducers: Avoid concomitant use with a strong CYP3A inducer. Concomitant use with a strong CYP3A inducer decreases sparsentan exposure which may reduce FILSPARI efficacy.
•Antacids and Acid Reducing Agents: Administer FILSPARI 2 hours before or after administration of antacids. Avoid concomitant use of acid reducing agents (histamine H2 receptor antagonist and PPI proton pump inhibitor) with FILSPARI. Sparsentan exhibits pH-dependent solubility. Antacids or acid reducing agents may decrease sparsentan exposure which may reduce FILSPARI efficacy.
•Non-Steroidal Anti-Inflammatory Agents (NSAIDs), Including Selective Cyclooxygenase-2 (COX-2) Inhibitors: Monitor for signs of worsening renal function with concomitant use with NSAIDs (including selective COX-2 inhibitors). In patients with volume depletion (including those on diuretic therapy) or with impaired kidney function, concomitant use of NSAIDs (including selective COX-2 inhibitors) with drugs that antagonize the angiotensin II receptor may result in deterioration of kidney function, including possible kidney failure.

•CYP2B6, 2C9, and 2C19 Substrates: Monitor for efficacy of concurrently administered CYP2B6, 2C9, and 2C19 substrates and consider dosage adjustment in accordance with the Prescribing Information. Sparsentan decreases exposure of these substrates, which may reduce efficacy related to these substrates.
•P-gp and BCRP Substrates: Avoid concomitant use of sensitive substrates of P-gp and BCRP with FILSPARI. Sparsentan may increase exposure of these transporter substrates, which may increase the risk of adverse reactions related to these substrates.
•Agents Increasing Serum Potassium: Monitor serum potassium frequently in patients treated with FILSPARI and other agents that increase serum potassium. Concomitant use of FILSPARI with potassium-sparing diuretics, potassium supplements, potassium-containing salt substitutes, or other drugs that raise serum potassium levels may result in hyperkalemia.
Please see the full Prescribing Information, including BOXED WARNING, for additional Important Safety Information.

Forward-Looking Statements
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, these statements are often identified by the words “on-track,” “positioned,” “look forward to,” “will,” “would,” “may,” “might,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” or similar expressions. In addition, expressions of strategies, intentions or plans are also forward-looking statements. Such forward-looking statements include, but are not limited to, references to: statements regarding the potential for FILSPARI to replace current standard of care in IgAN and the potential to further accelerate growth with FILSPARI; statements relating to clinical studies, including but not limited to trial design, results and timing related thereto; statements regarding the continuing commercial launch of FILSPARI and trends related thereto; statements regarding the sNDA requesting a modification to the frequency of liver monitoring for FILSPARI and the expected outcome and timing thereof; statements regarding plans to meet with the FDA on a potential sNDA submission for FILSPARI in FSGS and the anticipated timing and outcome thereof; statements and expectations regarding the draft KDIGO guidelines; and statements regarding the voluntary pause of enrollment in the HARMONY Study, including expectations regarding process improvements and the potential timeline to restart enrollment. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks related to the timing and outcome of the studies described herein and uncertainties associated with the regulatory review and approval process, as well as risks and uncertainties associated with enrollment of clinical trials for rare diseases, and risks that ongoing or planned clinical trials may not succeed or may be delayed for safety, regulatory or other reasons. The Company also faces risks related to its business and finances in general, the success of its commercial products and risks and uncertainties associated with its preclinical and clinical stage pipeline. Specifically, the Company faces risks associated with the ongoing commercial launch of FILSPARI, market acceptance of its commercial products including efficacy, safety, price, reimbursement, and benefit over competing therapies, risks related to the challenges of manufacturing scale-up, as well as risks associated with the successful development and execution of commercial strategies for such products, including FILSPARI. The risks and uncertainties the Company faces with respect to its preclinical and clinical stage pipeline include risk that the Company’s clinical candidates will not be found to be safe or effective and that current or anticipated future clinical trials will not proceed as planned. There is no guarantee that regulators will grant approval of sparsentan for FSGS. The Company also faces the risk that it will be unable to raise additional funding that may be required to complete development of any or all of its product candidates, including as a result of macroeconomic conditions; risks relating to the Company’s dependence on contractors for clinical drug supply and commercial manufacturing; uncertainties relating to patent protection and exclusivity periods and intellectual property rights of third parties; risks associated with regulatory interactions; and risks and uncertainties relating to competitive products, including current and potential future generic competition with certain of the Company’s products, and technological changes that may limit demand for the Company’s products. The Company also faces additional risks associated with global and macroeconomic conditions, including health epidemics and pandemics, including risks related to potential disruptions to clinical trials, commercialization activity, supply chain, and manufacturing operations. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Investors are referred to the full discussion of risks and uncertainties, including under the heading “Risk Factors”, as included in the Company’s most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission.

TRAVERE THERAPEUTICS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 30, 2024	December 31, 2023
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$36,409	$58,176
Marketable debt securities, at fair value	241,030	508,675
Accounts receivable, net	25,170	21,179
Inventory	6,356	9,410
Prepaid expenses and other current assets	15,775	19,335
Total current assets	324,740	616,775

Long-term inventory	36,522	31,494
Property and equipment, net	6,162	7,479
Operating lease right of use assets	15,662	18,061
Intangible assets, net	104,205	104,443
Other assets	17,119	10,661
Total assets	$504,410	$788,913

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$23,195	$41,675
Accrued expenses	83,916	118,991
Convertible debt, current portion	68,599	—
Deferred revenue, current portion	3,799	7,096
Operating lease liabilities, current portion	5,297	4,909
Other current liabilities	5,232	5,237
Total current liabilities	190,038	177,908
Convertible debt, less current portion	309,957	377,263
Deferred revenue, less current portion	—	—
Operating lease liabilities, less current portion	18,581	22,612
Other non-current liabilities	16,288	10,320
Total liabilities	534,864	588,103

Stockholders' Equity:
Preferred stock $0.0001 par value; 20,000,000 shares authorized; 0 issued and outstanding as of September 30, 2024 and December 31, 2023	—	—
Common stock $0.0001 par value; 200,000,000 shares authorized; 77,909,042, and 75,367,117 issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	8	7
Additional paid-in capital	1,357,457	1,327,881
Accumulated deficit	(1,386,903)	(1,125,622)
Accumulated other comprehensive loss	(1,016)	(1,456)
Total stockholders' equity	(30,454)	200,810
Total liabilities and stockholders' equity	$504,410	$788,913
Note: Certain adjustments / reclassifications have been made to prior periods to conform to current year presentation.

TRAVERE THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(unaudited)
Net product sales:
Tiopronin products	$25,382	$25,888	$70,583	$73,112
FILSPARI	35,619	8,044	82,578	14,509
Total net product sales	61,001	33,932	153,161	87,621
License and collaboration revenue	1,897	3,163	5,227	12,558
Total revenue	62,898	37,095	158,388	100,179

Operating expenses:
Cost of goods sold	1,626	1,289	5,191	6,886
Research and development	51,679	60,590	155,429	185,244
Selling, general and administrative	65,619	67,801	194,618	201,954
In-process research and development	—	—	65,205	—
Restructuring	123	—	1,035	—
Total operating expenses	119,047	129,680	421,478	394,084

Operating loss	(56,149)	(92,585)	(263,090)	(293,905)

Other income, net:
Interest income	3,570	5,842	14,022	14,616
Interest expense	(2,777)	(2,821)	(8,365)	(8,513)
Other income (expense), net	520	335	(2,737)	220
Total other income, net	1,313	3,356	2,920	6,323

Loss from continuing operations before income tax provision	(54,836)	(89,229)	(260,170)	(287,582)
Income tax benefit (provision) on continuing operations	84	(12)	(192)	(155)

Loss from continuing operations, net of tax	(54,752)	(89,241)	(260,362)	(287,737)
(Loss) income from discontinued operations, net of tax	(59)	239,976	(919)	266,511
Net (loss) income	$(54,811)	$150,735	$(261,281)	$(21,226)

Per share data:
Net (loss) income per common share	$(0.70)	$1.97	$(3.37)	$(0.29)
Weighted average common shares outstanding	77,779,379	76,305,603	77,473,161	73,523,620
Note: Certain adjustments / reclassifications have been made to prior periods to conform to current year presentation.

TRAVERE THERAPEUTICS, INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
GAAP operating loss	$(56,149)	$(92,585)	$(263,090)	$(293,905)

R&D operating expense	(51,679)	(60,590)	(155,429)	(185,244)

Stock compensation	3,321	4,372	10,752	13,372
Amortization & depreciation	—	2,447	—	7,261
Subtotal non-GAAP items	3,321	6,819	10,752	20,633
Non-GAAP R&D expense	(48,358)	(53,771)	(144,677)	(164,611)

SG&A operating expense	(65,619)	(67,801)	(194,618)	(201,954)

Stock compensation	4,700	6,949	16,946	22,730
Amortization & depreciation	11,242	9,032	31,462	21,785
Subtotal non-GAAP items	15,942	15,981	48,408	44,515
Non-GAAP SG&A expense	(49,677)	(51,820)	(146,210)	(157,439)

Subtotal non-GAAP items	19,263	22,800	59,160	65,148
Non-GAAP operating loss	$(36,886)	$(69,785)	$(203,930)	$(228,757)

GAAP net (loss) income	$(54,811)	$150,735	$(261,281)	$(21,226)
Non-GAAP operating loss adjustments	19,263	22,800	59,160	65,148
Income tax benefit (provision)	(84)	12	192	155
Non-GAAP net (loss) income (1)	$(35,632)	$173,547	$(201,929)	$44,077

Per share data:
Net (loss) income per common share	$(0.46)	$2.27	$(2.61)	$0.60
Weighted average common shares outstanding	77,779,379	76,305,603	77,473,161	73,523,620

(1) Non-GAAP net income (loss) includes income from discontinued operations but excludes non-GAAP adjustments for the effect of discontinued operations.
Note: Certain adjustments / reclassifications have been made to prior periods to conform to current year presentation.